     As filed with the Securities and Exchange Commission on August 10, 2001
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 --------------

                             POGO PRODUCING COMPANY
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      74-1659398
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                                                    GERALD A. MORTON
     5 GREENWAY PLAZA,                            VICE PRESIDENT -- LAW
        SUITE 2700                               AND CORPORATE SECRETARY
   HOUSTON, TEXAS  77046                         POGO PRODUCING COMPANY
      (713) 297-5000                          5 GREENWAY PLAZA, SUITE 2700
   (713) 297-4900 (FAX)                           HOUSTON, TEXAS  77046
                                                     (713) 297-5017
                                                  (713) 297-4970 (FAX)
 (Address, including zip code,
and telephone number, including
  area code, of registrant's                (Name, address, including zip code,
 principal executive offices)                 and telephone number, including
                                              area code, of agent for service)


                                    Copy to:
                                Stephen A. Massad
                               Baker Botts L.L.P.
                                 One Shell Plaza
                                  910 Louisiana
                            Houston, Texas 77002-4995
                                 (713) 229-1234
                              (713) 229-1522 (Fax)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.[ ]

         If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.[ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE

                                AMOUNT TO    PROPOSED MAXIMUM   PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF        BE         OFFERING PRICE       AGGREGATE          AMOUNT OF
  SECURITIES TO BE REGISTERED   REGISTERED      PER SHARE        OFFERING PRICE    REGISTRATION FEE
  ---------------------------   ----------      ---------        --------------    ----------------
COMMON STOCK, PAR VALUE $1.00   12,615,816      $23.91(2)      $301,644,160.56(2)    $75,411.04(2)
PER SHARE(1)

(1) Includes the associated rights under the Shareholder Rights Plan, which initially are attached to and trade with the shares of Common Stock being registered hereby.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c). Pursuant to Rule 457(c), the proposed maximum offering price has been calculated based on the average of the high and low prices of the Common Stock on the New York Stock Exchange on August 9, 2001.

                           ---------------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 10, 2001



                             POGO PRODUCING COMPANY
                                     [Logo]
                             POGO PRODUCING COMPANY
                          5 GREENWAY PLAZA, SUITE 2700
                              HOUSTON, TEXAS 77046


                                12,615,816 SHARES

                                  COMMON STOCK




             The common stock trades on the New York Stock Exchange
                 and the Pacific Exchange under the symbol PPP.

          -------------------------------------------------------------

     The selling shareholders named in this prospectus are offering all of the shares. The selling shareholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the common stock. Pogo will not receive any of the proceeds from the sale of the shares.

     The selling shareholders may offer and sell shares of our common stock from time to time at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

     You should read this prospectus and any supplement carefully before you invest, ESPECIALLY THE RISK FACTORS BEGINNING ON PAGE 4.

          -------------------------------------------------------------

     Our common stock is listed on the New York Stock Exchange under the symbol "PPP." On August 9, 2001, the last reported sales price for our common stock on the New York Stock Exchange was $23.75 per share.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is ___________, 2001

                                TABLE OF CONTENTS

                                                                            PAGE

About This Prospectus ...................................................     2

About Pogo Producing Company ............................................     3

Risk Factors ............................................................     4

Forward-Looking Statements ..............................................    10

Use of Proceeds .........................................................    11

Selling Shareholders ....................................................    11

Trading Limitations and Restrictions ....................................    13

Plan of Distribution ....................................................    14

Legal Matters ...........................................................    16

Experts .................................................................    16

Where You Can Find More Information .....................................    16



                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission under a "shelf" registration process. Using this process, the selling shareholders may offer the securities described in this prospectus in one or more offerings up to a total of 12,615,816 shares of common stock. This prospectus provides you with a general description of the common stock. Please carefully read this prospectus in addition to the information contained in the documents we refer to under the heading "Where You Can Find More Information."

         The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about Pogo and the offered securities. That registration statement can be read at the SEC's web site or at the SEC's offices mentioned under the heading "Where You Can Find More Information."

                          ABOUT POGO PRODUCING COMPANY

         Pogo Producing Company is an independent oil and gas exploration and production company based in Houston, Texas. Incorporated in 1970, we have, in recent years, established a record of increasing our proven hydrocarbon reserves, principally through exploration, exploitation and development of our properties and the selective acquisition of additional interests in producing properties. Through a portfolio of domestic and international properties, we concentrate our efforts on a mix of both offshore and onshore opportunities that provide a balanced exposure to oil and natural gas production. In recent years, we have concentrated our efforts in selected areas where we believe that our expertise, competitive acreage position, or ability to quickly take advantage of new opportunities offer the possibility of relatively high rates of return. Domestically, we have an extensive Gulf of Mexico reserve and acreage position and we are also active in the Permian Basin of Southeast New Mexico and West Texas and in other areas of Texas and Louisiana. Internationally, through our subsidiary Thaipo Limited, we own an interest in the Block B8/32 concession license in the Gulf of Thailand. We also own interests in Hungary, and in the United Kingdom and Danish sectors of the North Sea. On March 14, 2001, we acquired North Central Oil Corporation ("North Central") for cash and stock through a merger of its parent company, NORIC Corporation, with and into Pogo. North Central's properties are concentrated in four core areas: South Texas, the Rocky Mountains, South Louisiana and the Texas Gulf Coast.

         You should consider carefully the information under the caption "Risk Factors."

         Our principal executive offices are located at the following address:

                           Pogo Producing Company
                           5 Greenway Plaza, Suite 2700
                           Houston, Texas 77046
                           (713) 297-5000 (telephone)
                           (713) 297-5100 (facsimile)

         Additional information concerning Pogo and our subsidiaries, including North Central, is included in our reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                  RISK FACTORS

         Your investment in our common stock involves risks inherent in our business. The value of your investment may decrease. You should carefully consider the following Risk Factors and those in the accompanying prospectus supplement before deciding whether an investment in our common stock is suitable for you.

NATURAL GAS AND OIL PRICES FLUCTUATE WIDELY, AND LOW PRICES COULD HAVE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS.

         Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. Oil and natural gas market prices have historically been seasonal, cyclical and volatile. The average prices that we currently receive for our production are higher than their historic average, but significantly lower than what we received in early 2001. A future drop in oil and/or gas prices, such as the decline that occurred in 1998, could have a material adverse effect on our cash flow and profitability. A sustained period of low prices could have a material adverse effect on our operations and financial condition. This could also result in a reduction in funds available under our bank credit agreement. Lower prices may also reduce the amount of natural gas and oil that we can economically produce.

         Among the factors that can cause oil and gas price fluctuation are:

         -   the level of consumer product demand;

         -   weather conditions;

         -   domestic and foreign governmental regulations;

         -   the price and availability of alternative fuels;

         -   political conditions in natural gas and oil producing regions;

         -   the domestic and foreign supply of natural gas and oil;

         -   the price of foreign imports; and

         -   overall economic conditions.

THE NATURAL GAS AND OIL BUSINESS INVOLVES MANY OPERATING RISKS THAT CAN CAUSE SUBSTANTIAL LOSSES OR HINDER MARKETING EFFORTS.

         Numerous risks affect our drilling activities, including the risk of drilling non-productive wells or dry holes. The cost of drilling, completing and operating wells and of installing production facilities and pipelines is often uncertain. Also, our drilling operations could diminish or cease because of any of the following:

         -   title problems;

         -   weather conditions;

         -   fires;

         -   explosions;

         -   blow-outs and surface cratering;

         - uncontrollable flows of underground natural gas, oil and formation water;

         -   natural disasters;

         -   pipe or cement failures;

         -   casing collapses;

         -   embedded oilfield drilling and service tools;

         -   abnormally pressured formations;

         - environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

         -   noncompliance with governmental requirements; or

         - shortages or delays in the delivery or availability of equipment or fabrication yards.

         Offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties.

         Moreover, effective marketing of our natural gas production depends on a number of factors, such as the following:

         -   existing market supply of and demand for natural gas;

         -   the proximity of our reserves to pipelines;

         -   the available capacity of such pipelines; and

         -   government regulations.

         The marketing of oil and gas production similarly depends on the availability of pipelines and other transportation, processing and refining facilities, and the existence of adequate markets. As a result, even if hydrocarbons are discovered in commercial quantities, a substantial period of time may elapse before commercial production commences. If pipeline facilities in an area are insufficient, we may have to wait for the construction or expansion of pipeline capacity before we can market production from that area.

WE MAY NOT BE ABLE TO OBTAIN SUFFICIENT DRILLING EQUIPMENT AND EXPERIENCED PERSONNEL TO CONDUCT OUR OPERATIONS.

         The recent increase in drilling activity throughout the world has increased the demand for drilling rigs, drilling vessels, supply boats and personnel experienced in the oil and gas industry in general, and the offshore oil and gas industry in particular. Recently we have experienced difficulty and delays in consistently obtaining services and equipment from vendors, obtaining drilling rigs and other equipment at favorable rates, and scheduling equipment fabrication at factories and fabrication yards. In addition, the costs of such services, equipment and personnel have recently risen significantly. No assurance can be given that such services, equipment and personnel will be available in a timely manner, or that operational and fabrication costs will not increase significantly.

OUR FOREIGN OPERATIONS SUBJECT US TO ADDITIONAL RISKS.

         Our ownership and operations in Thailand, Hungary, the North Sea and any other foreign areas where we do business are subject to the various risks inherent in foreign operations. These risks may include the following:

         -   currency restrictions and exchange rate fluctuations;

         - loss of revenue, property and equipment due to expropriation, nationalization, war, insurrection and other political risks;

         - risks of increases in taxes and governmental royalties, renegotiation of contracts with governmental entities, and quasi-governmental agencies;

         - changes in laws and policies governing operations of foreign-based companies; and

         - other uncertainties arising out of foreign government sovereignty, and inability to fund foreign operations from the United States.

United States laws and policies on foreign trade, taxation and investment may also adversely affect international operations. In addition, if a dispute arises from foreign operations, foreign courts may have exclusive jurisdiction over the dispute, or we may not be able to subject foreign persons to the jurisdiction of United States courts. We seek to manage these risks by concentrating our international operations in areas where we believe that the existing government is stable and favorably disposed towards United States oil and gas companies.

WE CANNOT CONTROL THE ACTIVITIES ON PROPERTIES WE DO NOT OPERATE; OPERATORS OF THOSE PROPERTIES MAY ACT IN WAYS THAT ARE NOT IN OUR BEST INTERESTS.

         Other companies operate a significant percentage of the oil and gas properties in which we have an interest. As a result, we have limited influence over operations on some of those properties or their associated costs. Our limited influence on non-operated properties could result in the following:

         - the operator may initiate exploration or development projects on a different schedule than we prefer;

         - the operator may propose to drill more wells or build more facilities on a project than we have funds for, which may mean that we cannot participate in those projects or share in a substantial share of the revenues from those projects; and

         - if the operator refuses to initiate an exploration or development project, we may not be able to pursue the project.

Any of these events could significantly affect our anticipated exploration and development activities and the economic value of those properties to us.

IF OUR PARTNERS HAVE LIQUIDITY AND CASH FLOW PROBLEMS, WE MAY HAVE DIFFICULTY FINANCING AND DEVELOPING OUR PROJECTS.

         If oil and gas prices were to decline significantly, some of our partners, particularly the smaller ones, may undergo liquidity and cash flow problems. These problems may lead to their attempting to delay or slow down the pace of drilling or project development to a point that we believe is detrimental to the project. In most cases, we have the ability to influence the pace of capital expenditures and field development through our joint operating agreements. In addition, some partners may be unwilling or unable to pay their share of the costs of projects as they become due. At worst, a partner may declare bankruptcy and refuse or be unable to pay its share of the costs of a project. We could then be required to pay that partner's share of the project costs.

MAINTAINING RESERVES AND REVENUES IN THE FUTURE DEPENDS ON SUCCESSFUL EXPLORATION AND DEVELOPMENT.

         We must continually acquire or explore for and develop new oil and natural gas reserves to replace those produced and sold. Our hydrocarbon reserves and revenues will decline if we are not successful in our drilling, acquisition or exploration activities. Although we have historically maintained our reserves base primarily through successful exploration and development operations, we cannot assure you that our future efforts will be similarly successful.

OUR OFFSHORE AND ONSHORE OPERATIONS ARE SUBJECT TO CASUALTY RISKS AGAINST WHICH WE CANNOT FULLY INSURE.

         Our operations are subject to inherent casualty risks such as blowouts, fires, explosions and marine hazards. If any such event occurred, we could be subject to substantial financial losses due to personal injury, property damage, environmental discharge, or suspension of operations. Because we are a relatively small oil and gas company, the impact on us of one of these events could be significant. Although we purchase customary insurance, we are not fully insured against all risks incident to our business. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations.

WE HAVE SUBSTANTIAL CAPITAL REQUIREMENTS.

         We require substantial capital to replace our reserves and generate sufficient cash flow to meet our financial obligations. If we cannot generate sufficient cash flow from operations or raise funds externally in the amounts and at the times needed, we may not be able to replace our reserves or meet our financial obligations. Our ongoing capital requirements consist primarily of the following items:

         -   funding the remainder of our 2001 capital and exploration budget;

         - other allocations for acquisition, development, production, exploration and abandonment of oil and gas reserves; and

         -   future dividend payments.

Our 2001 capital and exploration budget as established by our board of directors is $350 million (excluding purchased reserves and interest capitalized).

         We plan to finance anticipated ongoing expenses and capital requirements with funds generated from the following sources:

         -   available cash and cash investments;

         -   cash provided by operating activities;

         - funds available under our bank credit agreement and banker's acceptance agreement;

         -   capital we believe we can raise through debt and equity offerings;
             and

         -   asset sales.

         We believe the funds provided by these sources will be sufficient to meet the remainder of our 2001 cash requirements. However, the uncertainties and risks associated with future performance and revenues, as described in these Risk Factors, will ultimately determine our liquidity and ability to meet our anticipated capital requirements.

WE MAY NOT BE ABLE TO PROFITABLY MARKET AND SELL ALL OF THE PRODUCTION FROM OUR CONCESSION IN THAILAND.

         We may not be able to successfully and profitably process, transport and market all the oil and gas we find and produce on our concession in the Gulf of Thailand. Currently, the only buyer for the natural gas we produce is the Petroleum Authority of Thailand, which maintains a monopoly over gas transmission and distribution in Thailand. Our current gas contract with the Petroleum Authority limits us to delivering approximately 145 million cubic feet of gas per day. Due to an abundance of natural gas under contract to the Petroleum Authority, the Petroleum Authority has generally not taken significantly more than its contractual minimum. Although there are no direct contractual limitations on our ability to produce and market crude oil from our Thailand concession, because a significant portion of the oil we produce from our Thailand concession is associated with natural gas, limits on natural gas production could limit our oil production as well.

OUR GAS SALES AGREEMENT IN THAILAND REQUIRES US TO SELL A PORTION OF OUR THAILAND PRODUCTION AT A REDUCED PRICE IF WE DO NOT MEET OUR MINIMUM DELIVERY REQUIREMENTS.

         We are currently receiving the full contract price on our current production in Thailand. However, if we and our partners fail to deliver the minimum quantities under the gas sales agreement, the Petroleum Authority has the right to reduce the purchase price on an equivalent amount of subsequent deliveries to 75% of the contract price.

ECONOMIC CONDITIONS IN SOUTHEAST ASIA CAN HURT OUR CASH FLOW.

         During 1997 and 1998, Southeast Asia in general, and the Kingdom of Thailand in particular, experienced severe economic difficulties. These problems included sharply reduced economic activity, illiquidity, highly volatile foreign currency exchange rates and unstable stock markets. Although Southeast Asian markets have recovered somewhat, they remain below their recent historic highs. Economic difficulties in Thailand and the volatility of the Thai Baht, Thailand's currency, against the U.S. dollar will continue to have a material impact on our Thailand operations and the prices we receive for our oil and gas production there.

YOU SHOULD NOT PLACE UNDUE RELIANCE ON OUR RESERVE DATA BECAUSE THEY ARE ESTIMATES.

         No one can measure underground accumulations of oil and gas in an exact way. Projecting future production rates and the timing of development expenditures is also an uncertain process. Accuracy of reserve estimates depends on the quality of available data and on economic, engineering and geological interpretation and judgment. As a result, our reserve estimates often differ from the quantities of oil and gas we ultimately recover. To estimate economically recoverable reserves, we make various assumptions regarding future oil and gas prices, production levels, and operating and development costs that may prove incorrect. Any significant variance from those assumptions could greatly affect our estimates of economically recoverable reserves and future net revenues.

         You should not assume that the present value of future net cash flows from our proved reserves included or incorporated by reference in this prospectus is the current value of our estimated natural gas and oil reserves. In accordance with Securities and Exchange Commission requirements, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate.

WE FACE SIGNIFICANT COMPETITION, AND WE ARE SMALLER THAN MANY OF OUR
COMPETITORS.

         The oil and gas industry is highly competitive. We compete with major and independent natural gas and oil companies for corporate and property acquisitions. We also compete for the equipment and labor required to operate and develop properties. Many of our competitors have substantially greater financial and other resources than we do. As a result, those competitors may be better able to withstand sustained periods of unsuccessful drilling. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects, corporate acquisitions, and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and oil prospects, make strategic corporate acquisitions, and to acquire additional properties in the future will depend on our ability to conduct operations and to evaluate and select suitable properties and transactions in this highly competitive environment. Moreover, the oil and gas industry itself competes with other industries in supplying the energy and fuel needs of industrial, commercial and other consumers. Increased competition causing oversupply or depressed prices could greatly affect our operational revenues.

OUR COMPETITORS MAY USE SUPERIOR TECHNOLOGY.

         Our industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As our competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, our competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected. For example, marine seismic acquisition technology has been characterized by rapid technological advancements in recent years and further significant technological developments could substantially impair our 3-D seismic data's value.

WE ARE SUBJECT TO LEGAL LIMITATIONS THAT MAY ADVERSELY AFFECT THE COST, MANNER OR FEASIBILITY OF DOING BUSINESS.

         We and our subsidiaries are subject to various foreign and domestic laws and regulations on taxation, exploration and development, and environmental and safety matters in countries where we own or operate properties. Many laws and regulations require drilling permits and govern the spacing of wells, the prevention of waste, rates of production and other matters. These statutes and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the total allowable production from successful wells, which could limit revenues.

WE ARE SUBJECT TO VARIOUS ENVIRONMENTAL LIABILITIES.

         We could incur liability to governments or third parties for any unlawful discharge of oil, gas or other pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge oil or natural gas into the environment in any of the following ways:

         -   from a well or drilling equipment at a drill site;

         - leakage from storage tanks, pipelines or other gathering and transportation facilities;

         - damage to oil or natural gas wells resulting from accidents during normal operations; and

         -   blowouts, cratering or explosions.

Environmental discharges may move through soil to water supplies or adjoining properties, giving rise to additional liabilities. Some laws and regulations could impose liability for failure to notify the proper authorities of a discharge and other failures to comply with those laws. Environmental laws may also affect our costs to acquire properties. We do not believe that our environmental risks are materially different from those of comparable companies in the oil and gas industry. However, we cannot assure you that environmental laws will not, in the future, result in decreased production, substantially increased operational costs or other adverse effects to our combined operations and financial condition. Pollution and similar environmental risks generally are not fully insurable.

HEDGING TRANSACTIONS MAY NOT COMPLETELY MITIGATE DECLINES IN OIL AND GAS PRICES.

         We cannot predict future oil and gas prices with certainty. To reduce our exposure to price fluctuations, at times we enter into contracts to hedge against future market price changes on a portion of our production. Historically, we have not entered into hedging transactions exceeding 50 percent of our total oil and gas production on an energy equivalent basis for any given period. As of August 3, 2001, we had purchased options to sell 70 million cubic feet of natural gas production per day through December 2002. These contracts give us the right, but not the obligation, to sell natural gas at a sales price of $4.25 per Mcf through March 2002 and $4.00 per Mcf for the period from April 2002 through December 2002. These contracts are designed to guarantee us a minimum "floor" price for the contracted volumes of production without limiting our participation in price increases during the covered period.

                           FORWARD-LOOKING STATEMENTS

         Certain of the statements contained or incorporated by reference in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. If a statement is not a statement of historical fact then it is a forward-looking statement. You can identify a forward-looking statement by our use of the words "anticipate," "estimate," "expect," "may," "believe," "objective," "projection," "forecast," "goal," and similar expressions. These forward-looking statements include our statements regarding the timing of future events, our anticipated future operations and our anticipated future financial position and cash requirements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. We disclose the important factors that could cause Pogo's actual results to differ materially from our expectations in cautionary statements made in this prospectus and in other filings by Pogo with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to Pogo or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Pogo's actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in or incorporated by reference in this prospectus. These factors include:

         -   the cyclical nature of the oil and natural gas industries

         - our ability to successfully and profitably find and produce oil and gas

         - uncertainties associated with the United States and worldwide economies

         - current and potential governmental regulatory actions in countries where Pogo owns an interest

         -   substantial competition from larger companies

         -   Pogo's ability to implement cost reductions


         - operating interruptions (including leaks, explosions, fires, mechanical failure, unscheduled downtime, transportation interruptions, and spills and releases and other environmental risks)

         - fluctuations in foreign currency exchange rates in areas of the world where Pogo owns an interest, particularly Southeast Asia, and

         -   covenant restrictions in Pogo's indebtedness.

Many of those factors are beyond Pogo's ability to control or predict. We caution you not to put undue reliance on forward-looking statements or to project any future results based on such statements or on present or prior earnings levels.

         All subsequent written and oral forward-looking statements attributable to Pogo and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from sales of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         In March 2001, we completed the acquisition of North Central Oil Corporation through the merger of its parent company, NORIC Corporation, with and into Pogo. In connection with the merger, Pogo paid former shareholders of NORIC $344,711,000 in cash and issued them 12,615,816 shares of Pogo common stock covered by this prospectus.

         In a registration rights agreement we entered into with the selling shareholders in connection with the merger, we agreed that we would register for resale under the Securities Act of 1933 the 12,615,816 shares of common stock received by the selling shareholders in the merger. This prospectus covers the offer and sale of the shares of common stock by each of the selling shareholders set forth in the table below or their donees of 500 shares or less.

         In the registration rights agreement, we have agreed to indemnify the selling shareholders against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement that we have filed relating to this offering or any related prospectus or prospectus supplement, other than liabilities arising from information supplied by the selling shareholders for use in the registration statement, prospectus or supplement. Each selling shareholder, severally but not jointly, has agreed in the registration rights agreement to indemnify us against liabilities arising out of any actual or alleged material misstatements or omissions in the registration statement or any related prospectus or prospectus supplement to the extent that the misstatements or omissions were made in reliance upon written information furnished to us by the selling shareholder expressly for use in the registration statement, prospectus or supplement. The indemnification by any selling shareholder is limited to the proceeds received by that shareholder from the sale of shares of common stock under this prospectus. In the registration agreement, we also have agreed to pay the costs and fees of registering the shares of common stock covered by this prospectus, but the selling shareholders have agreed to pay underwriting discounts and commissions or brokerage commissions incurred in connection with the sale of the shares and fees and expenses of their counsel. Except for their ownership of shares of our common stock, the contractual relationships provided in the registration agreement and the transactions described above, the selling shareholders have held no position or office with Pogo and have had no material relationship with us or with any of our predecessors or affiliates within the past three years.

         The following table presents the name of each selling shareholder, the number of shares of common stock that each selling shareholder owns, the number of shares of common stock that may be offered for resale by each selling shareholder under this prospectus and the percent of outstanding shares of common stock each selling shareholder owned prior to this offering. Since the selling shareholders may sell all, some or none of their shares, no estimate can be made of the aggregate number of shares of common stock that will be sold or that will be owned by each selling shareholder upon completion of this offering. If a selling shareholder transfers more than 500 shares of common stock by gift, pledge or other non-sale transfer after the effective date of the registration statement of which this prospectus is a part, the donee, pledgee or transferee may make no offer or sale under this prospectus until such person has notified us and a supplement to this prospectus has been filed or an amendment to the related registration statement has become effective. Subject to contractual restrictions on transfer in the registration rights agreement and a related standstill and voting agreement, we will supplement or amend this prospectus to include additional selling shareholders upon request and upon provision to us of all required information.

         We prepared this table based on information contained in public filings made by the selling shareholders named in this table or provided separately to us by such selling shareholders, and we have not sought to verify the information.

                                                                                           PERCENT OF
                                                                                           OUTSTANDING
                                                                NUMBER OF                    SHARES
                                                                 SHARES        SHARES     PRIOR TO THIS
              NAME OF SELLING SHAREHOLDER                         OWNED        OFFERED     OFFERING(1)
----------------------------------------------------------      ---------     ---------   -------------
Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees under Agreement dated August
    26, 1930 for the benefit of Beatrice G. Manice .......      1,778,554     1,778,554       3.32%

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees under Agreement dated July
    27, 1935 for the benefit of Beatrice G. Manice .......        571,678       571,678       1.07%

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees under the Will of Robert
    Walton Goelet for the benefit of Beatrice G. Manice ..        381,119       381,119        *

Alexandra C. Goelet, Philip Goelet and Edmond de La
    Haye Jousselin, as Trustees under Agreement dated
    August 26, 1930 for the benefit of Robert G. Goelet ..      1,778,554     1,778,554       3.32%

Alexandra C. Goelet, Philip Goelet and Edmond de La
    Haye Jousselin, as Trustees under Agreement dated
    July 27, 1935 for the benefit of Robert G. Goelet ....        571,678       571,678       1.07%

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees under the Will of Robert
    Walton Goelet for the benefit of Robert G. Goelet ....        571,678       571,678       1.07%

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees of the Trust under Agreement
    dated July 27, 1935 for the benefit of Francis Goelet         571,678       571,678       1.07%

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees of the Trust under Agreement
    dated December 18, 1931 for the benefit of John Goelet      1,333,915     1,333,915       2.49%

Henrietta Goelet and Robert S. Rich, as Trustees of the
    Trust under Agreement dated December 17, 1976 for
    the benefit of grandchildren of John Goelet ..........        444,638       444,638        *

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees of the Trust under Agreement
    dated July 27, 1935 for the benefit of John Goelet ...        571,678       571,678       1.07%

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees under the Will of Robert
    Walton Goelet for the benefit of John Goelet .........        476,398       476,398        *

Robert G. Goelet .........................................        682,281       682,281       1.27%

                                                                                           PERCENT OF
                                                                                           OUTSTANDING
                                                                NUMBER OF                    SHARES
                                                                 SHARES        SHARES     PRIOR TO THIS
              NAME OF SELLING SHAREHOLDER                         OWNED        OFFERED     OFFERING(1)
----------------------------------------------------------      ---------     ---------   -------------
John H. Manice ...........................................         70,697        70,697        *

Robert G. Goelet, Philip Goelet and Edmond de La Haye
    Jousselin, as Trustees of the Trust dated September 4,
    1980, as amended, for the benefit of Anne de La Haye
    Jousselin ............................................         82,755        82,755        *

Robert G. Manice .........................................         29,499        29,499        *

Henry W. Manice ..........................................          2,871         2,871        *

Emily P. Manice ..........................................          2,871         2,871        *

Harriet W. Manice ........................................          2,871         2,871        *

Amelia M. Berkowitz ......................................         70,697        70,697        *

Pamela Manice ............................................         80,602        80,602        *

Alexandra Gardiner Goelet ................................         47,640        47,640        *

Robert Gardiner Goelet ...................................         47,640        47,640        *

Philip Goelet ............................................        175,379       175,379        *

Christopher Goelet .......................................        170,642       170,642        *

Gilbert Kerlin ...........................................      1,492,750     1,492,750       2.78%

Windward Oil & Gas Corporation ...........................        590,698       590,698       1.10%

Arthur N. Field ..........................................         14,355        14,355        *
                                                               ----------    ----------      -----

                                                     TOTAL     12,615,816    12,615,816      23.53%

------------------------
(1)      Based on shares outstanding as of August 2, 2001. According to a
Schedule 13D filed by the selling shareholders, the selling shareholders are members of a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act. The ownership shown for each selling shareholder does not include shares held by the other shareholders that the selling shareholder may be deemed to beneficially own for purposes of Section 13(d). An asterisk indicates ownership of less than 1% of shares outstanding prior to the offering.

         The selling shareholders listed above and their permitted transferees under the terms of the registration rights agreement may sell up to all of the shares of the common stock shown above under the heading "Shares Offered" pursuant to this prospectus in one or more transactions from time to time as described below under "Plan of Distribution." Permitted transferees under the registration rights agreement may include affiliates of or successors in interest to the selling shareholders or persons or entities obtaining common stock from the selling shareholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction. However, the selling shareholders are not obligated to sell any of the shares of common stock offered by this prospectus.

                      TRADING LIMITATIONS AND RESTRICTIONS

         Pogo entered into a registration rights agreement with the selling shareholders in connection with Pogo's acquisition of North Central. The following summary of that agreement and provisions of the related standstill and voting agreement is qualified by reference to those agreements itself, which are incorporated by reference into this document.

         Initial restriction on trading; registration of shares. The selling shareholders are generally prohibited from publicly selling any Pogo shares until September 11, 2001, which is 181 days after the effective date of the North Central acquisition. Pogo agreed to use its reasonable best efforts to register for resale the shares of common stock held by the selling shareholders by September 11, 2001. Pogo must also use its reasonable best efforts to keep the registration statement covering such resales effective until March 14, 2003.

         Sale of registered shares; Limitations on volume with respect to registered shares other than in underwritten public offerings. This prospectus may be used to sell the shares of the selling stockholders from time to time in open market and private transactions, subject to a limitation of 1,000,000 shares during any period of 90 consecutive days during the period that begins on September 11, 2001 and ends on September 10, 2002. In addition, until March 14, 2003 and for as long as the selling shareholders are considered "affiliates" of Pogo, they will also be subject to volume limitations under Rule 144 of the Securities Act of 1933.

         Underwritten public offerings; Limitations on volume with respect to registered shares. In addition to the shares that may be sold by the selling shareholders as discussed above, the selling shareholders may sell their shares in underwritten public offerings. The registration rights agreement provides for one underwritten public offering. At the discretion, and upon the request, of holders of at least 50% of the shares offered hereby, selling shareholders may sell not less than 4,000,000 shares nor more than 7,000,000 shares offered hereby as part of an underwritten public offering that results in a broad distribution of the selling shareholders' shares. Pogo has agreed to assist the selling shareholders and to pay its own expenses (but not the underwriter's discount, if any) in connection with such an offering. Additional information regarding any underwritten offering made at the request of the selling shareholders will be contained in a supplement to this prospectus. In addition to the one underwritten public offering that the selling shareholders may initiate, at the selling shareholders' request, Pogo has agreed to include the selling shareholders shares in any registration statement Pogo files for itself or for the account of any other shareholders. The selling shareholders' ability to "piggyback" on other public offerings is subject to the maximum number of shares which the managing underwriter of that offering considers appropriate, with registered shares to be allocated first to Pogo or the shareholders for whose account the offering is being conducted, and then to the selling shareholders requesting to participate in the offering.

         "Lock-up agreements." Each selling shareholder participating in an underwritten offering must enter into a customary lock-up agreement under which the seller agrees not to sell Pogo shares for a period up to 90 days after the closing of the relevant offering.

         Other agreements. The registration rights agreement also contains customary provisions relating to procedures for registration, blackout periods and indemnification.

                              PLAN OF DISTRIBUTION

         The selling shareholders have advised us that they may offer and sell the shares of common stock offered by this prospectus from time to time in one or more of the following transactions:

         - through the New York Stock Exchange, the Pacific Exchange, or any other securities exchange that quotes the common stock;

         -   in the over-the-counter market;

         - in transactions other than on such exchanges or in the over-the-counter market (including negotiated transactions and other private transactions);

         - in short sales of the common stock, in transactions to cover short sales or otherwise in connection with short sales;

         - by pledge to secure debts and other obligations or on foreclosure of a pledge;

         - through put or call options, including the writing of exchange-traded call options, or other hedging transactions related to the common stock; or

         -   in a combination of any of the above transactions.

         The selling shareholders also have advised us that the hedging transactions that may be entered into by the selling shareholders from time to time may include one or more of the following transactions, in which a selling shareholder may:

         - enter into transactions with a broker-dealer or any other person in connection with which such broker-dealer or other person will engage in short sales of the common stock under this prospectus, in which case such broker-dealer or other person may use shares of common stock received from the selling shareholder to close out its short positions;

         - sell common stock short itself and redeliver shares offered by this prospectus to close out its short positions or to close out stock loans incurred in connection with their short positions;

         - enter into option or other types of transactions that require the selling shareholder to deliver common stock to a broker-dealer or any other person, who will then resell or transfer the common stock under this prospectus; or

         - loan or pledge the common stock to a broker-dealer or any other person, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares under this prospectus.

         The selling shareholders have advised us that they may use broker-dealers or other persons to sell their shares in transactions that may include one or more of the following:

         - a block trade in which a broker-dealer or other person may resell a portion of the block, as principal or agent, in order to facilitate the transaction;

         - purchases by a broker-dealer or other person, as principal, and resale by the broker-dealer or other person for its account; or

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

Broker-dealers or other persons may receive discounts or commissions from the selling shareholders, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. Broker-dealers or other persons engaged by the selling shareholders may allow other broker-dealers or other persons to participate in resales. The selling shareholders may agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933. If a broker-dealer purchases shares as a principal, it may resell the shares for its own account under this prospectus. A distribution of the common stock by the selling shareholders may also be effected through the issuance by the selling shareholders or others of derivative securities, including warrants, exchangeable securities, forward delivery contracts and the writing of options.

         The selling shareholders have advised us that they may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices and that the transactions listed above may include cross or block transactions.

         The aggregate proceeds to the selling shareholders from the sale of the shares of common stock will be the purchase price of the shares less the aggregate agents' discounts or commissions, if any, and other expenses of the distribution not borne by us. The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act of 1933. The selling shareholders have advised us that they may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act of 1933 from sales of common stock.

         Instead of selling common stock under this prospectus, the selling shareholders have advised us that they may sell common stock in compliance with the provisions of Rule 144 under the Securities Act of 1933, if available.

         We have informed the selling shareholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales of common stock.

         The term "selling shareholders" also includes affiliates of and successors in interest to the selling shareholders and persons and entities who obtain common stock from selling shareholders as a gift, on foreclosure of a pledge, in a distribution or dividend of assets by an entity to its equity holders or in another private transaction, subject to the contractual restrictions on transfers in the registration rights agreement and standstill and voting agreement.

         Additional information related to the selling shareholders and the plan of distribution may be provided in one or more prospectus supplements.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Securities offered hereby will be passed upon for us by Gerald A. Morton, Vice President-Law and Corporate Secretary of Pogo. Mr. Morton owns approximately 10,963 shares of Pogo's common stock directly and through Pogo's tax advantaged savings plan and owns options to purchase an aggregate of 65,000 shares of Pogo common stock, which are or become exercisable in periodic installments through August 1, 2004.

                                     EXPERTS

         The audited consolidated financial statements for each of Pogo Producing Company and North Central Oil Corporation, incorporated by reference in this registration statement to the extent and for the periods referred to in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

         The estimates of Pogo Producing Company's oil and gas reserves set forth in our annual report on Form 10-K for the year-ended December 31, 2000, and the related estimates set forth therein of discounted present values of estimated future net revenues therefrom, are extracted from the report of Ryder Scott Company, L.P. and incorporated by reference herein. The estimates of North Central Oil Corporation's oil and gas reserves, and the related estimates of discounted present values of estimated future net reserves therefrom, are extracted from the report of Miller and Lents, Ltd. prepared for North Central Oil Corporation and are incorporated by reference herein to the information contained in our current report on Form 8-K filed on March 26, 2001.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or information we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the following documents that we have filed with the SEC, and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of these securities is completed:

         -   Our annual report on Form 10-K for the year ended December 31, 2000

         -   Our quarterly report on Form 10-Q for the quarter ended March 31,
             2001

         -   Our quarterly report on Form 10-Q for the quarter ended June 30,
             2001

         -   Our current report on Form 8-K filed on March 26, 2001

         -   Our current report on Form 8-K filed on April 6, 2001

         -   Our current report on Form 8-K filed on April 25, 2001

         -   Our current report on Form 8-K filed on August 10, 2001

         - The description of our common stock contained in our Registration Statement on Form 8-A, as may be amended from time to time to update that description

         - The description of the rights associated with our common stock contained in our Registration Statement on Form 8-A, as may be amended from time to time to update that description

         You should rely only on the information incorporated by reference or set forth in this prospectus or any applicable prospectus supplement. Neither we, nor the selling shareholders, have authorized anyone else (including any salesman or broker) to provide you with different information. The selling shareholders are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement or in any document incorporated by reference is accurate as of any date other than the dates on the front of those documents.

         You may request a copy of these filings at no cost by writing to or telephoning us at the following address:

                           Pogo Producing Company
                           Investor Relations
                           5 Greenway Plaza, Suite 2700
                           Houston, Texas 77046-0504
                           Telephone: (713) 297-5000
                           Facsimile: (713) 297-5100

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses payable by Pogo Producing Company ("Pogo") in connection with the offering described in this Registration Statement.

      Registration Fee.................................    $ 75,411
      Printing expenses................................      25,000
      Accounting fees and expenses.....................       2,000
      Legal fees and expenses..........................      25,000
      Miscellaneous....................................       5,000
                                                           --------
           Total.......................................    $132,411
                                                           ========

         The selling shareholders will pay any underwriting discounts and commissions, brokerage fees and other expenses, including fees and expenses of their counsel, if any, which discounts, commissions, fees and expenses are not included in the foregoing table.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law, inter alia, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the shareholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

         Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145. Pogo maintains policies insuring its and its subsidiaries' officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

         Article X of the Restated Certificate of Incorporation of Pogo eliminates the personal liability of each director of Pogo to Pogo and its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director occurring on or after September 30, 1986; provided, however, that such provision does not eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Title 8, Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which such director derived an improper personal benefit.

         The Bylaws of Pogo provide that Pogo will indemnify and hold harmless, to the fullest extent permitted by applicable law as in effect as of the date of the adoption of the Bylaws or as it may thereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that he, or a person for whom he is the legal representative, is or was a director, officer, employee or agent of Pogo or is or was serving at the request of Pogo as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The Bylaws further provide that Pogo will indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the Board of Directors of Pogo.

         The Bylaws further provide that Pogo will pay the expenses incurred in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in his capacity as a director or officer (except with regard to service to an employee benefit plan or non-profit organizations in advance of the final disposition of the proceeding) will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified.

         Pogo has placed in effect insurance which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned Bylaw provision or otherwise and (b) to insure the officers and directors of Pogo and of specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

ITEM 16. EXHIBITS

         See Index to Exhibits at page II-5.

ITEM 17. UNDERTAKINGS

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 10, 2001.

                                       POGO PRODUCING COMPANY



                                       By:  /S/ PAUL G. VAN WAGENEN
                                          -----------------------------------
                                           Paul G. Van Wagenen
                                           Chairman, President and Chief
                                           Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              NAME                                        TITLE                                 DATE
              ----                                        -----                                 ----

     /S/ PAUL G. VAN WAGENEN               Chairman, President and Chief Executive         August 10, 2001
-----------------------------------        Officer (Principal Executive Officer and
        Paul G. Van Wagenen                Director)

      /S/ JAMES P. ULM, II                 Vice President and                              August 10, 2001
-----------------------------------        Chief Financial Officer
         James P. Ulm, II                  (Principal Financial Officer)

       /S/ THOMAS E. HART                  Vice President and                              August 10, 2001
-----------------------------------        Chief Accounting Officer
          Thomas E. Hart                   (Principal Accounting Officer)

                *                          Director                                        August 10, 2001
-----------------------------------
        Jerry M. Armstrong

                *                          Director                                        August 10, 2001
-----------------------------------
        W. M. Brumley, Jr.

                *                          Director                                        August 10, 2001
-----------------------------------
         Stephen A. Wells

                *                          Director                                        August 10, 2001
-----------------------------------
         William L. Fisher

                *                          Director                                        August 10, 2001
-----------------------------------
        Robert H. Campbell

                *                          Director                                        August 10, 2001
-----------------------------------
          Gerrit W. Gong

                *                          Director                                        August 10, 2001
-----------------------------------
     Frederick A. Klingenstein

*By:      /S/ THOMAS E. HART
    -------------------------------
   Thomas E. Hart, Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                                            DESCRIPTION OF EXHIBIT
  *4.1         Restated Certificate of Incorporation of Pogo, as Amended (filed as Exhibit 4.3 to Pogo's Registration
               Statement on Form S-3 (File No. 333-60800) filed May 11, 2001 and incorporated herein by reference)
  *4.2         Amended and Restated Bylaws of Pogo (filed as Exhibit 3(b) to Pogo's Quarterly Report on Form 10-Q
               for the quarter ended March 31, 1997 and incorporated herein by reference)
  *4.3         Certificate of Designation, Preferences and Rights of Preferred Stock of Pogo, dated March 25, 1997
               (filed as Exhibit 3(a)(1) to Pogo's Annual Report on Form 10-K for the year ended December 31, 1997 and incorporated herein by reference)
  *4.4         Rights Agreement dated as of April 26, 1994 between Pogo and Harris Trust Company of New York, as Rights Agent (filed as Exhibit 4 to Pogo's Current Report on Form 8-K filed April 26, 1994 and incorporated herein by reference)
  *4.5         Certificate of Designations of Series A Junior Participating Preferred Stock of Pogo dated April 26,
               1994 (filed as Exhibit 4(d) to Pogo's Registration Statement on Form S-8 (File No. 33-54969) filed
               August 9, 1994 and incorporated herein by reference)
   5.1         Opinion of Gerald A. Morton
  23.1         Consent of Arthur Andersen LLP
  23.2         Consent of Ryder Scott Company, L.P.
  23.3         Consent of Miller and Lents, Ltd.
  23.4         Consent of Gerald A. Morton (included in Exhibit 5.1)
  24.1         Powers of Attorney for Pogo
 *99.1         Registration Rights Agreement, dated as of March 14, 2001, among Pogo Producing Company and the
               Signing Shareholders (filed as Exhibit 4.2 to Pogo's Current Report on Form 8-K filed March 26, 2001 and incorporated herein by reference)

* Incorporated herein by reference as indicated.